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                                                                     EXHIBIT 5.1

               (Luce, Forward, Hamilton & Scripps, LLP Letterhead)

July 17, 1997

Patriot Scientific Corporation
10989 Via Frontera
San Diego, California 92127

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

We are counsel for Patriot Scientific Corporation, a Delaware corporation ("Patriot"), in connection with the preparation of a Registration Statement on Form S-3 of which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission"), for the sale by certain selling shareholders (the "Selling Shareholders") of 4,400,000 shares of Patriot's common stock (the "Common Stock") which are issuable upon conversion of Patriot's Convertible Debentures (the "Notes"), 611,733 shares of Common Stock issuable upon exercise of Patriot's warrants (the "Warrants"), and an indeterminate number of additional shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants.

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The shares of Common Stock being registered for the account of the Selling Shareholders, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                    Very truly yours,

                                    /s/  LUCE, FORWARD, HAMILTON & SCRIPPS LLP


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